EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Reports Second Quarter 2016 Financial Results

•	SMLP Increases Midpoint of its 2016 adjusted EBITDA and Distribution Coverage Guidance
The Woodlands, Texas (August 4, 2016) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and six months ended June 30, 2016. SMLP reported a net loss of $50.6 million for the second quarter of 2016 compared to a net loss of $2.4 million for the prior year period, primarily due to (i) a loss from equity method investees of $34.5 million related to a $37.8 million impairment charge, net to SMLP, associated with Ohio Gathering’s 23 thousand barrel per day (“Mbbl/d”) condensate stabilization facility, and (ii) $17.5 million of non-cash accretion expense related to the deferred purchase price obligation associated with the 2016 Drop Down transaction. Net cash provided by operations totaled $64.7 million in the second quarter of 2016, compared to $57.3 million in the prior year period. Adjusted EBITDA totaled $72.4 million and adjusted distributable cash flow totaled $51.1 million for the second quarter of 2016 compared to $61.9 million and $45.7 million, respectively, for the prior year period.
Natural gas volume throughput averaged 1,512 million cubic feet per day (“MMcf/d”) in the second quarter of 2016, a decrease of 2.5% compared to 1,550 MMcf/d in the prior year period, and a decrease of 0.7% compared to 1,523 MMcf/d in the first quarter of 2016. Crude oil and produced water volume throughput in the second quarter of 2016 averaged 86.0 Mbbl/d, an increase of 36.7% compared to 62.9 Mbbl/d in the prior year period, and a decrease of 9.5% compared to 95.0 Mbbl/d in the first quarter of 2016. All volume throughput metrics exclude SMLP’s proportionate share of volume throughput from Ohio Gathering.
Steve Newby, President and Chief Executive Officer, commented, “SMLP reported another quarter of strong financial and operating results which were largely driven by sequential quarterly volume throughput growth across our Utica Shale gathering systems, together with continued progress on reducing expenses across each of our operating platforms. Volume throughput on our wholly owned Summit Utica system increased by 26.5% over the first quarter of 2016 due to volume tailwinds from eight wells that were completed in the middle of the first quarter of 2016, and two new wells that were connected and began flowing late in the second quarter. As expected, we saw flattening sequential quarterly volume growth on the Ohio Gathering system which increased by 5.5% over the first quarter of 2016. Given our exposure to a vast acreage position spanning the condensate, liquids-rich, and dry gas windows of the Utica Shale, we continue to be optimistic about our prospects for continued volume and segment adjusted EBITDA growth from these assets. Overall, the assets included in the 2016 Drop Down transaction, which include our Utica, DJ, and additional Williston gathering systems, continue to perform in-line with the expectations we laid out at the time of the drop down.
Our Piceance, Barnett, Williston, and Marcellus assets are performing ahead of our prior expectations in the current commodity price environment and are benefiting from our fixed-fee business model and high level of long-term contractual underpinning in the form of minimum volume commitments. These minimum volume commitments are performing as designed, providing SMLP with a high degree of cash flow stability during a period when challenging commodity prices are resulting in lower drilling activity and causing volumes from certain of our customers to decline or growth to slow.
Given the year-to-date operating and financial performance of our assets, which are performing in-line with our expectations, we are increasing the midpoint of our 2016 adjusted EBITDA guidance by 2% to $280.0 million. Our strong financial performance has also resulted in a distribution coverage ratio of 1.25x for the second quarter of 2016; for the first six months of 2016, our distribution coverage ratio was 1.27x. As a result, we now expect our 2016 distribution coverage ratio will range from 1.15x to 1.25x in 2016 compared to prior guidance of 1.10x to 1.20x.”
SMLP reported a net loss of $54.2 million for the first six months of 2016 compared to a net loss of $4.9 million for the prior year period. Net cash provided by operations totaled $131.5 million in the first six months of 2016, compared to $105.0 million in the prior year period. SMLP reported adjusted EBITDA of $142.4 million and adjusted distributable cash flow of $103.8 million compared to $123.5 million and $88.7 million, respectively, for the prior year period. Natural gas volume throughput averaged 1,518 MMcf/d for the first six months of 2016 compared to

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1,577 MMcf/d in the prior year period. Crude oil and produced water volume throughput averaged 90.5 Mbbl/d in the first six months of 2016 compared to 58.1 Mbbl/d in the prior year period.
SMLP’s financial results for the six months ended June 30, 2016 and 2015 and the three months ended June 30, 2015 include the historical financial results from (i) its May 2015 acquisition from Summit Investments of the Polar and Divide system (the “Polar and Divide Drop Down”), and (ii) its March 2016 acquisition from Summit Investments of substantially all of (a) Summit Utica, Meadowlark Midstream and Tioga Midstream, and (b) Summit Investments’ 40.0% ownership interest in each of Ohio Gathering and Ohio Condensate (collectively, “Ohio Gathering”) (the “2016 Drop Down”). Because of the common control aspects of the acquired assets, the Polar and Divide Drop Down and the 2016 Drop Down were each deemed a transaction between entities under common control and, as such, have been accounted for on an “as-if pooled” basis for all periods in which common control existed.
Second Quarter 2016 Segment Results
Utica Shale
The Utica Shale reportable segment includes our ownership interest in Ohio Gathering, a natural gas gathering system in service and under development spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio. Ohio Gathering also includes our ownership interest in Ohio Condensate, a 23 Mbbl/d condensate stabilization facility located in Harrison County, Ohio. Segment adjusted EBITDA for the Utica Shale includes our proportional share of adjusted EBITDA from Ohio Gathering, based on a one-month lag.
The Utica Shale reportable segment also includes Summit Utica, our wholly owned natural gas gathering system currently in service and under development in Belmont and Monroe counties in southeastern Ohio. Summit Utica gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline.
Segment adjusted EBITDA for the second quarter of 2016 totaled $17.5 million, up 172% from $6.4 million in the prior year period, primarily due to higher volume throughput across the Ohio Gathering and Summit Utica systems. Volume throughput on the Ohio Gathering system averaged 937 MMcf/d in the second quarter of 2016 compared to 526 MMcf/d in the prior year period and 888 MMcf/d in the first quarter of 2016. Volume throughput on the Summit Utica system averaged 167 MMcf/d in the second quarter of 2016 compared to 16 MMcf/d in the prior year period and 132 MMcf/d in the first quarter of 2016. Volume throughput for the second quarter of 2016 increased due to our continued buildout of the Summit Utica gathering system and our connection of eight new wells midway through the first quarter of 2016 and two new wells late in the second quarter of 2016. SMLP expects to complete the third dehydration station on the Summit Utica system in the third quarter of 2016, and we expect to see an immediate increase in volumes related to this facility. We also expect to add compression capacity to these dehydration stations, as needed, over the next several years, offering our customers an incremental service, with associated fees.
Williston Basin
The Bison Midstream, Polar and Divide, and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment. Bison Midstream gathers associated natural gas from pad sites located in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois. The Polar and Divide system gathers crude oil from pad sites located in Williams and Divide counties in North Dakota and delivers to the COLT and Basin Transload rail terminals, as well as third-party pipeline infrastructure. SMLP is evaluating additional projects to enhance the interconnectivity of our Polar and Divide crude oil gathering system by adding new delivery points with new long-haul pipelines serving the basin. The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region. Tioga Midstream is a crude oil, produced water, and associated natural gas gathering system in Williams County, North Dakota. All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.
Segment adjusted EBITDA for the Williston Basin segment totaled $19.2 million for the second quarter of 2016, up 52.0% from the prior year period, primarily due to higher liquids and natural gas volumes, together with the commencement of the Stampede Lateral which was placed into service in the first half of 2016.

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Liquids volumes averaged 86.0 Mbbl/d in the second quarter of 2016, an increase of 36.7% over the prior year period and a decrease of 9.5% compared to the first quarter of 2016. Liquids volumes were positively impacted by producers completing new drilled but uncompleted (“DUC”) wells across our gathering footprint in late 2015 and into 2016, together with the connection of pad sites that were previously served by third-party trucks. Volume declines in the second quarter of 2016, relative to the first quarter of 2016, were impacted by customers shutting in existing production from nearby pad sites while completion activities occurred on more than 20 DUCs behind our gathering system. We expect our customers to turn these DUCs to sales in the second half of 2016 and to continue their ongoing completion of DUCs in our area throughout the balance of 2016.
Compared to the second quarter of 2015, associated natural gas volumes increased 4.3% to 24 MMcf/d in the second quarter of 2016, which was driven by increased volumes associated with the development of the Tioga Midstream system throughout 2015 and into the first half of 2016. Segment adjusted EBITDA growth in the second quarter of 2016, relative to the prior year period, was partially offset by lower margins associated with a percent-of-proceeds contract on the Bison Midstream system.
Piceance/DJ Basins
The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment. These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.
Segment adjusted EBITDA totaled $26.2 million for the second quarter of 2016, down 7.0% from the prior year period. Second quarter 2016 volume throughput averaged 564 MMcf/d, a decrease of 8.0% from 613 MMcf/d in the prior year period and a decrease of 1.4% from the first quarter of 2016, primarily as a result of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production. The impact of these volume declines was partially offset by higher minimum volume commitment (“MVC”) shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Lower commodity prices in the second quarter of 2016, compared to the prior year period, also negatively impacted the margins we earned from our Grand River percent-of-proceeds contracts and condensate revenue.
New customers have recently acquired acreage positions in the Piceance and DJ basins. We have already begun to see, and we expect to continue to see, these new customers, who are well capitalized and focused exclusively on these basins, increase drilling activity in the near term, relative to the last twelve months.
Barnett Shale
The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA for the Barnett Shale segment totaled $13.9 million for the second quarter of 2016, down 10.5% from the prior year period primarily due to 4.2% lower volume throughput. Volume throughput of 341 MMcf/d in the second quarter of 2016 was flat with the first quarter of 2016 due to the commissioning of an 11-well pad site during the quarter which offset the natural declines from existing production across the system. A customer on the DFW Midstream system has another six recently drilled wells on an existing pad site in our service area, which we expect to begin producing in the fourth quarter of 2016.
Marcellus Shale
The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA for the Marcellus Shale segment totaled $4.8 million for the second quarter of 2016, down 22.0% from the prior year period. Volume throughput for this segment averaged 416 MMcf/d in the second quarter of 2016, a 23.2% decrease from 542 MMcf/d in the prior year period and an 8.2% decrease from 453 MMcf/d in the first quarter of 2016. Lower volumes in the second quarter of 2016 resulted from our customer’s decision to

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defer the completion of an estimated 50 Marcellus wells (32 identified behind the Mountaineer Midstream system) since 2015. We expect our customer will continue to defer the completion of approximately 22 of the 32 identified wells until 2017. Volume throughput during the second quarter of 2016 was also impacted by approximately 20 MMcf/d due to operational downtime at the Sherwood Processing Complex which limited the amount of natural gas we could deliver for a period of time during the quarter. The facility was fully operational in early July 2016 and volume throughput on the Mountaineer system resumed flowing at levels commensurate with levels we experienced prior to the downtime.
The following table presents average daily throughput by reportable segment:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Average daily throughput (MMcf/d) (1):
Utica Shale (2)	167	16	150	14
Williston Basin	24	23	24	22
Piceance/DJ Basins	564	613	568	617
Barnett Shale	341	356	341	379
Marcellus Shale	416	542	435	545
Aggregate average daily throughput	1,512	1,550	1,518	1,577

Average daily throughput (Mbbl/d) (1):
Williston Basin	86.0	62.9	90.5	58.1
Average daily throughput	86.0	62.9	90.5	58.1
__________
(1) Prior periods have been recast to include the incremental historical volumes from the 2016 Drop Down.
(2) Exclusive of volume throughput for Ohio Gathering
MVC Shortfall Payments
SMLP billed its customers $5.4 million in the second quarter of 2016 because those customers did not meet their MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned.

For the second quarter of 2016, SMLP recognized $4.9 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance/DJ Basins, and Barnett Shale reportable segments. MVC shortfall payment adjustments in the second quarter of 2016 totaled $11.1 million and included $0.6 million of deferred revenue related to MVC shortfall payments and $10.6 million related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin, and Barnett Shale reportable segments.

The net impact of SMLP’s MVC shortfall payment mechanisms increased adjusted EBITDA by $16.0 million in the second quarter of 2016.

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	Three months ended June 30, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin		—		—
Piceance/DJ Basins	3,999	2,762	1,237	3,999
Barnett Shale	—	677	(677)	—
Marcellus Shale	—	—	—	—
Total net change	$3,999	$3,439	$560	$3,999

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	4,261	4,261
Piceance/DJ Basins	281	281	6,219	6,500
Barnett Shale	244	244	95	339
Marcellus Shale	923	923	—	923
Total MVC shortfall payment adjustments	$1,448	$1,448	$10,575	$12,023

Total	$5,447	$4,887	$11,135	$16,022

	Six months ended June 30, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	235	—	235	235
Piceance/DJ Basins	7,959	5,484	2,475	7,959
Barnett Shale	—	677	(677)	—
Marcellus Shale	—	—	—	—
Total net change	$8,194	$6,161	$2,033	$8,194

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	7,562	7,562
Piceance/DJ Basins	565	565	12,498	13,063
Barnett Shale	508	508	184	692
Marcellus Shale	1,719	1,719	—	1,719
Total MVC shortfall payment adjustments	$2,792	$2,792	$20,244	$23,036

Total	$10,986	$8,953	$22,277	$31,230

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Capital Expenditures
SMLP recorded total capital expenditures of $30.0 million in the second quarter of 2016, including approximately $5.3 million of maintenance capital expenditures. Development activities during the second quarter of 2016 were primarily related to the ongoing expansion of our wholly owned Summit Utica natural gas gathering system as well as the continued development of certain pipeline and compression expansion projects in the Williston and Piceance/DJ basins.
Capital & Liquidity
As of June 30, 2016, SMLP had $529.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.32 billion, total leverage (as defined in the credit agreement) as of June 30, 2016 was 4.50 to 1.0.
Through December 31, 2016, the upper limit of SMLP’s total leverage ratio is 5.50 to 1.0. The total leverage ratio upper limit can be permanently increased from 5.00 to 1.0 to 5.50 to 1.0 any time, at SMLP’s option, subject to the inclusion of a senior secured leverage ratio (as defined in the credit agreement) upper limit of 3.75x.
Deferred Purchase Price Obligation
The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016 with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation” or the “Deferred Payment,” as defined below). At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.
The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 1, 2016 and December 31, 2019; plus (d) all adjusted EBITDA from the 2016 Drop Down Assets between March 1, 2016 and December 31, 2019.  SMLP currently estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million.
2016 SMLP Financial Guidance
SMLP revised its 2016 adjusted EBITDA guidance from a previous range of $260.0 million to $290.0 million to a new range of $270.0 million to $290.0 million. SMLP is reaffirming its capex guidance of $150.0 million to $200.0 million, including maintenance capex of $15.0 million to $20.0 million. SMLP’s 2016 capex guidance also reflects the inclusion of our contributions to equity method investees. SMLP expects to report an average full year 2016 distribution coverage ratio of 1.15x to 1.25x.
Quarterly Distribution
On July 21, 2016, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended June 30, 2016. This distribution will be paid on August 12, 2016, to unitholders of record as of the close of business on August 5, 2016. This distribution represents an increase of $0.005 per unit, or 0.9%, over the distribution paid in respect of the second quarter of 2015 and is flat to the $0.575 per unit distribution paid in respect of the first quarter of 2016.
Second Quarter 2016 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 5, 2016, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 43028964. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until August 19, 2016, at 11:59 p.m. Eastern and can be accessed by dialing 888-843-7419 and entering the replay passcode 43028964#. An archive of the conference call will also be available on SMLP’s website.

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Upcoming Investor Conference
Members of SMLP’s senior management team will participate in the 2016 Citi One-on-One MLP/Midstream Infrastructure Conference being held in Las Vegas, Nevada on August 17, 2016 and August 18, 2016. The presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income or loss, plus interest expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, deferred purchase price obligation expense, impairments and other noncash expenses or losses, less income (loss) from equity method investees and other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In March 2016, SMLP acquired substantially all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream from Summit Investments, as well as substantially all of Summit Investments’ 40% equity interest in each of Ohio Gathering and Ohio Condensate. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. SMLP accounted for the 2016 Drop Down and the Polar and Divide Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Summit Utica since December 2014, (ii) Meadowlark Midstream (which includes Niobrara G&P and certain crude oil and produced water pipelines reported as part of Polar & Divide) since February 2013, (iii) Tioga Midstream since April 2014, (iv) Ohio Gathering and Ohio Condensate since January 2014, and (v) Polar and Divide since February 2013, as if SMLP had owned and operated these assets during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.

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About Summit Midstream Partners, LLC
As of June 30, 2016, Summit Midstream Partners, LLC (“Summit Investments”) beneficially owned a 44.8% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. As of June 30, 2016, an affiliate of Energy Capital Partners II, LLC directly owned an 8.9% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016	December 31, 2015
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$6,743	$21,793
Accounts receivable	48,305	89,581
Other current assets	2,138	3,573
Total current assets	57,186	114,947
Property, plant and equipment, net	1,846,147	1,812,783
Intangible assets, net	441,961	461,310
Investment in equity method investees	711,021	751,168
Goodwill	16,211	16,211
Other noncurrent assets	8,748	8,253
Total assets	$3,081,274	$3,164,672

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$21,597	$40,808
Due to affiliate	183	1,149
Deferred revenue	—	677
Ad valorem taxes payable	7,658	10,271
Accrued interest	17,483	17,483
Accrued environmental remediation	8,026	7,900
Other current liabilities	13,781	13,297
Total current liabilities	68,728	91,585
Long-term debt	1,312,539	1,267,270
Deferred purchase price obligation	532,355	—
Deferred revenue	48,196	45,486
Noncurrent accrued environmental remediation	3,886	5,764
Other noncurrent liabilities	8,031	7,268
Total liabilities	1,973,735	1,417,373

Common limited partner capital	1,068,680	744,977
Subordinated limited partner capital	—	213,631
General partner interests	27,822	25,634
Noncontrolling interest	11,037	—
Summit Investments' equity in contributed subsidiaries	—	763,057
Total partners' capital	1,107,539	1,747,299
Total liabilities and partners' capital	$3,081,274	$3,164,672

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$76,187	$69,754	$154,287	$138,194
Natural gas, NGLs and condensate sales	8,581	11,967	16,169	24,580
Other revenues	4,867	5,133	9,750	10,167
Total revenues	89,635	86,854	180,206	172,941
Costs and expenses:
Cost of natural gas and NGLs	6,864	8,574	13,154	18,015
Operation and maintenance	23,410	23,595	49,252	46,385
General and administrative	12,876	11,632	25,755	23,231
Transaction costs	122	822	1,296	932
Depreciation and amortization	27,963	26,019	55,691	51,549
Long-lived asset impairment	569	—	569	—
Loss (gain) on asset sales, net	74	(214)	11	(214)
Total costs and expenses	71,878	70,428	145,728	139,898
Other income	19	—	41	1
Interest expense	(16,035)	(15,599)	(31,917)	(30,503)
Deferred purchase price obligation expense	(17,465)	—	(24,928)	—
(Loss) income before income taxes	(15,724)	827	(22,326)	2,541
Income tax benefit (expense)	(360)	263	(283)	(167)
Loss from equity method investees	(34,471)	(3,486)	(31,611)	(7,254)
Net loss	$(50,555)	$(2,396)	$(54,220)	$(4,880)
Less:
Net income (loss) attributable to Summit Investments	—	(5,381)	2,745	(9,532)
Net loss attributable to noncontrolling interest	(268)	—	(224)	—
Net (loss) income attributable to SMLP	(50,287)	2,985	(56,741)	4,652
Less net (loss) income attributable to general partner, including IDRs	935	1,891	2,746	3,459
Net (loss) income attributable to limited partners	$(51,222)	$1,094	$(59,487)	$1,193

(Loss) earnings per limited partner unit:
Common unit – basic	$(0.77)	$0.05	$(0.89)	$0.04
Common unit – diluted	$(0.77)	$0.05	$(0.89)	$0.04
Subordinated unit – basic and diluted		$(0.03)		$(0.01)

Weighted-average limited partner units outstanding:
Common unit – basic	66,587	38,278	66,540	36,369
Common unit – diluted	66,587	38,461	66,540	36,477
Subordinated unit – basic and diluted		24,410		24,410

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

Three months ended June 30,	Six months ended June 30,
2016	2015	2016	2015
(Dollars in thousands)
Other financial data:
EBITDA (1)	$(6,068)	$39,171	$33,937	$77,801
Adjusted EBITDA (1)	$72,365	$61,918	$142,396	$123,476
Capital expenditures	$30,046	$82,047	$91,372	$131,517
Contributions to equity method investees	$—	$36,566	$15,645	$64,396
Acquisitions of gathering systems (2)	$(569)	$290,000	$866,858	$292,941
Distributable cash flow (1)	$51,024	$44,857	$102,535	$87,617
Adjusted distributable cash flow	$51,146	$45,679	$103,831	$88,652
Distributions declared	$41,045	$40,479	$82,090	$76,005
Distribution coverage ratio (3)	1.25	x	*	*	*

Operating data:
Aggregate average throughput – gas (MMcf/d)	1,512	1,550	1,518	1,577
Average throughput – liquids (Mbbl/d)	86.0	62.9	90.5	58.1
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects consideration paid and recognized, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Distribution coverage ratio calculation for the three months ended June 30, 2016 is based on distributions in respect of the second quarter of 2016. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(In thousands)
Reportable segment adjusted EBITDA:
Utica Shale	$17,452	$6,414	$33,029	$11,621
Williston Basin	19,209	12,638	38,929	23,615
Piceance/DJ Basins	26,231	28,207	51,046	56,909
Barnett Shale	13,913	15,540	27,990	32,301
Marcellus Shale	4,807	6,162	9,408	12,696
Total	81,612	68,961	160,402	137,142
Less allocated corporate expenses	9,247	7,043	18,006	13,666
Adjusted EBITDA	$72,365	$61,918	$142,396	$123,476

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

Three months ended June 30,	Six months ended June 30,
2016	2015	2016	2015
(Dollars in thousands)
Reconciliations of Net Loss to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net loss	$(50,555)	$(2,396)	$(54,220)	$(4,880)
Add:
Interest expense	16,035	15,599	31,917	30,503
Income tax expense	360	—	283	167
Depreciation and amortization (1)	28,092	26,231	55,957	52,012
Less:
Interest income	—	—	—	1
Income tax benefit	—	263	—	—
EBITDA	$(6,068)	$39,171	$33,937	$77,801
Add:
Proportional adjusted EBITDA for equity method investees (2)	12,725	6,552	25,113	11,816
Adjustments related to MVC shortfall payments (3)	11,135	10,935	22,277	23,268
Unit-based and noncash compensation	1,994	1,988	3,950	3,551
Deferred purchase price obligation expense	17,465	—	24,928	—
Loss on asset sales	77	24	134	24
Long-lived asset impairment	569	—	569	—
Less:
Loss from equity method investees	(34,471)	(3,486)	(31,611)	(7,254)
Gain on asset sales	3	238	123	238
Adjusted EBITDA	$72,365	$61,918	$142,396	$123,476
Add:
Cash interest received	—	—	—	1
Cash taxes received	—	—	50	—
Less:
Cash interest paid	6,300	4,867	31,464	30,331
Senior notes interest adjustment (4)	9,750	9,750	—	(1,421)
Maintenance capital expenditures	5,291	2,444	8,447	6,950
Distributable cash flow	$51,024	$44,857	$102,535	$87,617
Add:
Transaction costs	122	822	1,296	932
Regulatory compliance costs (5)	—	—	—	103
Adjusted distributable cash flow	$51,146	$45,679	$103,831	$88,652

Distributions declared	$41,045	$40,479	$82,090	$76,005

Distribution coverage ratio (6)	1.25	x	*	*	*

EX 99.1-13

EXHIBIT 99.1

__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable gas gathering contracts reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.
(6) Distribution coverage ratio calculation for the three months ended June 30, 2016 is based on distributions in respect of the second quarter of 2016. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-14

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Six months ended June 30,
	2016	2015
	(In thousands)
Reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$131,500	$104,996
Add:
Loss from equity method investees	(31,611)	(7,254)
Interest expense, excluding deferred loan costs	29,970	28,307
Income tax expense	283	167
Changes in operating assets and liabilities	(42,566)	(30,481)
Gain on asset sales	123	238
Less:
Unit-based and noncash compensation	3,950	3,551
Distributions from equity method investees	24,181	13,869
Deferred purchase price obligation expense	24,928	—
Interest income	—	1
Loss on asset sales	134	24
Long-lived asset impairment	569	—
Write-off of debt issuance costs	—	727
EBITDA	$33,937	$77,801
Add:
Proportional adjusted EBITDA for equity method investees (1)	25,113	11,816
Adjustments related to MVC shortfall payments (2)	22,277	23,268
Unit-based and noncash compensation	3,950	3,551
Deferred purchase price obligation expense	24,928	—
Loss on asset sales	134	24
Long-lived asset impairment	569	—
Less:
Loss from equity method investees	(31,611)	(7,254)
Gain on asset sales	123	238
Adjusted EBITDA	$142,396	$123,476
Add:
Cash interest received	—	1
Cash taxes received	50	—
Less:
Cash interest paid	31,464	30,331
Senior notes interest adjustment (3)	—	(1,421)
Maintenance capital expenditures	8,447	6,950
Distributable cash flow	$102,535	$87,617

EX 99.1-15

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES (cont'd)

	Six months ended June 30,
	2016	2015
	(In thousands)
Reconciliation of net cash provided by operating activities to EBITDA, adjusted EBITDA and distributable cash flow (cont'd):
Add:
Transaction costs	1,296	932
Regulatory compliance costs (4)	—	103
Adjusted distributable cash flow	$103,831	$88,652

Distributions declared	$82,090	$76,005

Distribution coverage ratio (5)	*	*
__________
* Not considered meaningful
(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(3) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(4) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.
(5) Distribution coverage ratio calculation for the three months ended June 30, 2016 is based on distributions in respect of the second quarter of 2016. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-16